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                                                                EXHIBIT 3.(I)(F)

                        CERTIFICATE OF ELIMINATION OF THE
              CUMULATIVE MIDCON-INDEXED CONVERTIBLE PREFERRED STOCK
                       OF OCCIDENTAL PETROLEUM CORPORATION

                               -------------------

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                               -------------------


     Occidental Petroleum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (this "Corporation"), does hereby certify, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of this corporation, at a meeting duly held on July 15, 1999, at which a quorum was present and acting throughout, duly adopted the following resolutions, which resolutions remain in full force and effect on the date hereof:

          WHEREAS, a Certificate of Designations of the Cumulative MidCon-Indexed Convertible Preferred Stock (Par Value $1.00 Per Share) of Occidental Petroleum Corporation, dated November 20, 1996 (the "CMIC Preferred Certificate"), of this Corporation was duly filed by this Corporation in the Office of the Secretary of State on November 20, 1996, and a certified copy thereof was duly recorded by this corporation with the Recorder of New Castle County, Delaware, on December 26, 1996, and pursuant to the CMIC Preferred Certificate there was established a series of the authorized preferred stock of this Corporation, having a par value of $1.00 per share, which series was designated as "Cumulative MidCon-Indexed Convertible Preferred Stock" (the "CMIC Preferred Stock") and consisted of 1,400,000 shares; and

          WHEREAS, this Corporation, pursuant to Sections 8(b) and 8(e) of the CMIC Preferred Certificate, redeemed all of the issued and outstanding shares of the CMIC Preferred Stock on January 31, 1998; and

          WHEREAS, the Board of Directors of this Corporation wishes to eliminate from the Restated Certificate of Incorporation of this Corporation all matters set forth in the CMIC Preferred Certificate with respect to the CMIC Preferred Stock, and wishes that the 1,400,000 shares which constituted the CMIC Preferred Stock shall constitute authorized but unissued shares of Preferred Stock, par value $1.00 per share, of this Corporation;

          NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the CMIC Preferred Stock are outstanding, and that none will be issued subject to the CMIC Preferred Certificate; and be it

          FURTHER RESOLVED, that all acts and things heretofore done by any of the officers of this Corporation, on or prior to the date of the foregoing resolutions, in connection with matters contemplated by such resolutions be, and the same hereby are, in

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     all respects ratified, confirmed, approved and adopted as acts on behalf of this Corporation; and be it

          FURTHER RESOLVED, that the Chairman of the Board of Directors, the President, any Executive Vice President, any Vice President, the Secretary or any Assistant Secretary of this corporation be, and each of them hereby is, authorized and empowered to cause a certificate pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware to be executed and acknowledged with respect to these resolutions, and to cause such certificate to be filed and recorded in accordance with
     Section 103 of the General Corporation Law of the State of Delaware, which certificate, when it becomes effective, shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the CMIC Preferred Certificate with respect to the CMIC Preferred Stock.


     IN WITNESS WHEREOF, Occidental Petroleum Corporation has caused this Certificate to be made under the seal of this corporation and signed by Donald
P. de Brier, its Executive Vice President and Secretary, this 16th day of July, 1999.


                                            By:   Donald P. de Brier
                                               ---------------------------------
                                                Name:   Donald P. de Brier
                                                Title:  Executive Vice President
                                                        and Secretary

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